EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made this 12th of April 2000, by and between IVC Industries, Inc., a Delaware corporation (the "Company"), with offices at 500 Halls Mill Road, Freehold, New Jersey 07728, and William Lederman ("Lederman"), 1544 River Road, Teaneck, New Jersey 07666 (hereinafter "the Agreement").

      WHEREAS, the Company wishes to assure itself of the services of Lederman; and

      WHEREAS, Lederman is willing to enter into this Agreement upon the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and agreements set forth herein, the sufficiency of which is acknowledged by the parties, the Company and Lederman agree as follows:

      1. Employment

      The Company shall employ Lederman to serve the Company as its Chief Operating Officer during the Term of Employment as set forth in Paragraph 2 of this Agreement. Lederman shall report to the Chief Executive Officer of the Company and/or to any other individual as may be designated by the Board of Directors of the Company. Lederman's duties shall be consistent with his title of Chief Operating Officer. Lederman shall devote his best efforts and his entire business time to advancing the interests of the Company and in execution of his duties and obligations to the Company as its Chief Operating Officer. It is understood that Lederman's services during the Term of Employment shall be performed primarily in the Freehold, New Jersey area and/or such other area in which the Company's headquarters are located, subject to such reasonable travel outside that area and in and outside the United States as performance of his duties and the business of the Company may reasonably require.

      2. Term of Employment

      "Term of Employment," as such phrase is used throughout this Agreement, shall mean the period beginning on the effective date of this Agreement as set forth in Paragraph 14 hereof and ending on the third annual anniversary of such effective date, unless this Agreement and/or Lederman's employment with the Company is terminated earlier thereto in accordance with the terms of Paragraph 4 of this Agreement.

      3. Compensation and Other Benefits

      (a) The Company shall pay Lederman an annual base salary of $175,000.00 for Lederman's Term of Employment under this Agreement, payable in equal installments in accordance with the Company's customary payroll practices. Annually on or about October 15th of each year during the Term of Employment, Lederman shall meet with the Company's Chief Executive Officer and Compensation Committee for a review and adjustment, if any at the sole discretion of the Chief Executive Officer and Compensation Committee, of Lederman's base salary based upon Lederman's performance in the year in question, the financial performance of the Company for the year in question, the current financial condition of the Company and any and all other factors deemed relevant in the sole discretion of the Chief Executive Officer and/or Compensation Committee. The first such salary review to be conducted under the terms of this Paragraph 3(a) shall be on October 15, 2000 and continue annually thereafter for the Term of Employment. Nothing contained in this Agreement, however, guarantees or


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

requires the Company to increase Lederman's base salary at any time during the Term of Employment.

      (b) During the Term of Employment, the Company may in the sole discretion of the Company's Chief Executive Officer and Compensation Committee pay Lederman an annual bonus based upon Lederman's performance during the year in question, the financial performance of the Company during the year in question, the current financial condition of the Company and any and all other factors deemed relevant in the sole discretion of the Chief Executive Officer and/or Compensation Committee. The first such discretionary bonus review under the terms of this Paragraph 3(b) shall be on October 15, 2000, and continue annually thereafter for the Term of Employment. Nothing contained in this Agreement guarantees or requires the Company to pay Lederman a bonus at any time during the Term of Employment.

      (c) During the Term of Employment, Lederman shall be entitled to participate and shall be included in any pension, 401(k), stock option and/or other similar plan or program of the Company as may be in effect from time to time for executives of the Company and such participation shall be in accordance with the terms of such plans and/or programs provided by the Company subject to modification and/or termination by the Company. Nothing contained in this Agreement obligates and/or requires the Company to create, obtain and/or maintain any such plans and/or programs. This Agreement merely requires that in the event the Company has such plans and/or programs in effect, Lederman be permitted to participate therein.

      (d) During the Term of Employment, Lederman shall be entitled to participate in any group hospitalization, medical, health, accident, and/or disability insurance plans


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

and/or programs of the Company now existing or hereafter established for executives of the Company in accordance with the terms of such plans and/or programs subject to modification or termination of such plans and/or programs by the Company. Nothing contained in this Agreement obligates the Company to create, obtain and/or maintain group hospitalization, medical, health, accident, and/or disability insurance plans and/or programs. This Agreement merely requires that in the event the Company has such plans and/or programs in effect, Lederman be permitted to participate therein.

      (e) During the Term of Employment, the Company shall provide Lederman with a term life insurance benefit in an amount equal to Lederman's annual base salary under Paragraph 3(a) of this Agreement. The Company at its option may elect to fulfill its obligations under this Paragraph 3(e) by purchasing a term life policy from a third-party insurance company or by the Company's administration of a self-insured plan. The beneficiary of such life insurance benefits provided under this Paragraph 3(e) shall be designated by Lederman in accordance with the terms and conditions of any such plan and/or policy. Should Lederman fail to designate a beneficiary, the Company shall be designated as the beneficiary of any such life insurance benefits provided hereunder.

      (f) During the Term of Employment, the Company agrees to reimburse Lederman for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies of the Company.

      (g) During the Term of Employment, the Company shall furnish Lederman with office space, administrative support staff, facilities and other similar accommodations commensurate with his position and reasonably necessary for the performance of his duties hereunder.


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

      (h) During each year of the Term of Employment, Lederman shall be entitled to three (3) weeks of paid vacation (in addition to all holidays observed by the Company) at such time or times as may be selected by him, which do not unreasonably interfere with the proper performance of his duties hereunder. In the event that Lederman does not use all three (3) weeks of vacation during any year of the Term of Employment, the Company shall pay Lederman an amount equal to the pro rata daily compensation rate for Lederman based upon his base salary for such year multiplied by the number of unused vacation days for such year to which Lederman is entitled under the terms of this Agreement. Payment shall be made in accordance with the Company's payroll practices no later than sixty (60) days after the end of each such year.

      (i) The Company shall lease an automobile for Lederman's use during the Term of Employment, and the Company shall be responsible to pay any and all monthly lease charges and expenses up to and not in excess of $1000.00 per month. The Company shall also be responsible to pay any and all costs, charges and/or expenses relating to the use and/or maintenance of the vehicle leased for Lederman's use as provided under this Paragraph 3(i), including without limitation lease initiation fees, automobile insurance, service, gasoline, and lease termination fees, costs, charges, assessments and/or expenses. As soon as practical after execution of this Agreement, the Company shall take all steps necessary to assume the obligations under the automobile lease currently in Lederman's name individually and shall be responsible to pay any and all expenses relating to the transfer and/or assignment of such lease to the Company. Lederman shall fully cooperate with the Company to effectuate the transfer and/or assignment of such lease. Any and all costs and expenses paid by the Company for the leased vehicle that are allocated to


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

Lederman's personal use of the leased vehicle shall be treated and reported by the Company as W-2 compensation to Lederman. Lederman shall be responsible to provide the Company with an accurate allocation as to the amount of business use versus personal use of the leased vehicle and shall provide the Company with documentation supporting such allocation.

      4. Termination of Employment

      (a) Lederman's employment shall terminate upon his death and may be terminated, at the option of the Company, upon written notice to Lederman only
(i) as a result of Lederman's "disability," as defined in Paragraph 4(b) below, or (ii) for "cause," as defined in Paragraph 4(c) below. Termination under either (i) or (ii) of this Paragraph 4(a) shall be effective thirty (30) days after the Company gives Lederman written notice of termination.

      (b) As used herein, "disability" shall mean such physical or mental disability or incapacity of Lederman, which has substantially prevented him from performing his principal duties hereunder during any period of 150 consecutive calendar days or for a total of 180 calendar days (whether or not consecutive) in any 365-day period of the Term of Employment. During such period of disability and until notice of termination is given by the Company under Paragraph 4(a)(i) of this Agreement, Lederman shall continue to receive his base salary compensation and benefits described in Paragraph 3(a)-(i) of this Agreement, reduced by the amount, if any, of disability benefits received by Lederman during this period, including benefits paid by the State of New Jersey and/or benefits provided under any policy of disability insurance covering Lederman.


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

      (c) As used herein, "cause" shall mean (i) willful misconduct involving bad faith by Lederman in respect of his duties and obligations under this Agreement, which misconduct causes or was intended by Lederman to cause significant injury to the Company, or (ii) commission of a crime involving moral turpitude which would adversely affect the Company should Lederman continue to serve as an employee of the Company. "Cause" shall not include a bona fide disagreement over a corporate policy so long as Lederman does not willfully violate on a continuing basis any specific written directions from the Company's Board of Directors, Chief Executive Officer and/or any other individual to whom Lederman reports pursuant to the direction of the Board of Directors and/or Chief Executive Officer, provided such directions are consistent with the provisions of this Agreement.

      (d) Upon termination of Lederman's employment as a result of death, disability or for cause, the Company shall only be required to pay, within ten
(10) business days of the effective date of the termination as provided in Paragraph 4(a) of this Agreement, to Lederman or to his beneficiaries, personal representatives or his Estate, as the case may be, any unpaid annual base salary accrued and unpaid as of the effective date of the termination. All payments made under the terms of this Paragraph 4(d) shall be in full and complete satisfaction of any and all claims Lederman may have against the Company, its officers, directors, employees, shareholders, agents, attorneys and representatives relating to his employment with the Company and/or the termination thereof, including without limitation, all claims under this Agreement and any and all claims under applicable state or federal law.


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

      (e) If Lederman's employment is terminated by the Company before the expiration of the Term of Employment for any reason other than death, disability or cause, then Lederman shall be entitled to receive a Severance Package in an amount equal to the greater of twelve (12) months base salary or the amount of base salary for the period of time remaining under the Term of Employment as of the effective date of termination. Such Severance Package shall be paid in accordance with the Company's customary payroll practices on the dates it would have been paid had Lederman's employment not been terminated before the expiration of the Term of Employment. Lederman shall also continue to participate for twelve months from the effective date of termination or the period of time remaining under the Term of Employment as of the date of termination, whichever time period is longer, in all plans and/or programs of the Company described in Paragraphs 3(c)-(e) of this Agreement that were in effect as of the date of termination to the extent that such continued participation is permitted under the terms and provisions of such plans and/or programs and is not otherwise prohibited by law. In the event Lederman's continued participation in any group health, medical, disability and/or life insurance plan and/or program in effect under Paragraph 3(d)-(e) of this Agreement is prohibited by the terms of such plans and/or programs or otherwise prevented by law, then in lieu of such continued participation therein the Company shall pay to Lederman for the applicable time period described above amounts equal to the actual out-of-pocket cost (grossed up for tax effect) incurred by Lederman to participate in plans and/or programs privately obtained by him providing substantially similar benefits to those under the Company's plan or program providing health, medical, disability and/or life insurance from which such participation is barred. All payments


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

made under the terms of this Paragraph 4(e) shall be in full and complete satisfaction of any and all claims Lederman may have against the Company, its officers, directors, shareholders, agents, attorneys, employees and representatives relating to his employment with the Company and/or the termination thereof, including without limitation, all claims under this Agreement and any and all claims under applicable state or federal law.

      (f) Lederman shall be permitted, upon not less than thirty (30) days written notice to the Company, to terminate this Agreement in the event (i) the Company fails to perform in any material respect its obligations under this Agreement or shall violate or fail to comply in any material respect with the provisions hereof or fail in any way to fulfill the obligations contained in this Agreement and such failure shall continue for thirty (30) days after written notice thereof is given by Lederman to the Company; or (ii) other than in connection with termination of Lederman's employment for death, disability or cause, the Company removes Lederman from the position of Chief Operating Officer.

      (g) If Lederman elects to terminate this Agreement in accordance with the terms of Paragraph 4(f), Lederman shall be entitled to receive, and the Company shall be obligated to provide and pay to Lederman the Severance Package and benefits in accordance with the terms of Paragraph 4(e) of this Agreement. All payments made under the terms of this paragraph shall be in full and complete satisfaction of any and all claims Lederman may have against the Company, its officers, directors, employees, shareholders, agents, attorneys and representatives relating to his employment with the Company and/or termination thereof, including without limitation, all claims under this Agreement and any and all claims under applicable state or federal law.


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

      5. Restrictive Covenants

      (a) Except as required in the performance of his duties to the Company, or as authorized in writing by the Company, Lederman shall not at any time during or after the Term of Employment disclose or use, directly or indirectly, any trade secrets and/or confidential or proprietary information (collectively referred to as "Confidential Information") belonging to or used by the Company or any of its subsidiaries and of which Lederman shall obtain knowledge by reason of his employment with the Company. All such Confidential Information shall be retained by Lederman in trust in a fiduciary capacity for the sole benefit of the Company. Such Confidential Information includes, but is not limited to, information with respect to marketing, advertising and sales presentation methods and materials, customer and supplier lists, external and internal business forms, manuals, corporate planning, manufacturing, distribution and marketing processes, procedures, devices and materials utilized by the Company in providing goods to customers, plans for expansion into new areas or markets and information regarding internal operations, together with all written and graphic materials relating to all or any part of the same.

      (b) During the Term of Employment and for two (2) years thereafter, Lederman shall not, directly or indirectly, solicit any person, firm, entity or corporation who is or was, during Lederman's Term of Employment, a client/customer of the Company. Company clients/customers shall mean (1) those actual clients and customers of the Company, and (2) those active prospective clients or customers of the Company, both


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

past and present, at any time during the two (2) year period immediately preceding the termination of Lederman's employment with the Company.

      (c) Lederman recognizes that the Company's employees are a valuable resource of the Company. Lederman agrees that during the Term of Employment and for two (2) years thereafter, he shall not, either alone or in conjunction with any person or entity, solicit, induce, and/or recruit any Company employee to leave the employ of the Company.

      (d) Lederman shall not, at any time during or after the Term of Employment, knowingly disparage in any material manner or in any material respect the Company and/or any of its subsidiaries, officers and/or directors and/or the Company's financial soundness, responsibility, personnel, products or practices.

      (e) Upon expiration of the Term of Employment, termination of employment, termination of the Agreement and/or or at any other time as the Chief Executive Officer and/or Board of Directors of the Company may request, Lederman shall promptly deliver to the Company all Confidential Information and materials in his possession, including, but not limited to, sales presentation materials, other internal and external business forms, manuals, correspondence, notes and customer and supplier lists together with all copies thereof, and Lederman shall not make or retain any copy or extract of any of the foregoing.

      (f) As a means reasonably calculated to prevent Lederman from disclosing or making accessible to any person or entity any Confidential Information Lederman acquired during the Term of Employment which would cause the Company's business to be prejudiced, and because disclosure or use of such Confidential Information is difficult


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

to detect and establish, during the Term of Employment and for one (1) year thereafter Lederman agrees that he will not, without first having obtained the written consent of the Company, which consent shall not be unreasonably withheld inconsistent with the protections to be afforded the Company under this Agreement, enter into the employ of, render services to, or engage in or become the proprietor, partner, or stockholder (except a stockholder holding less than five percent (5%) of the outstanding voting shares of any publicly owned corporation) of any entity doing business in the State of New Jersey and/or in any other state or country in which the Company is licensed to do business which directly competes with the Company.

      (g) Lederman acknowledges that his breach of any of the restrictive covenants contained in Paragraph 5 of this Agreement can cause irreparable damage to the Company for which the remedy at law would not be adequate. Accordingly, in addition to any other remedy provided by law or equity, the Company shall be entitled to injunctive relief restraining Lederman from any actual or threatened violation of any of the terms of this Paragraph 5 or any other appropriate decree of specific performance (without any bond or other security being required), including, without limitation, an injunction restraining Lederman from rendering any services to any person or entity in competition with the then business being conducted by the Company and/or to whom all or any part of any Confidential Information has been disclosed by Lederman.

      6. Notices

      Any notice made or to be given under the terms of this Agreement shall be effective and duly given only if it is in writing and delivered via hand delivery or by reliable overnight delivery service (e.g. Federal Express) to the party at its address set


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

forth below or at such other addresses as the parties may specify by notice to the other in accordance with the terms hereof:

            (a) To Lederman -

                  William Lederman
                  1544 River Toad
                  Teaneck, New Jersey 07666
                  Phone No. (201) 692-1202

            (b) To the Company -

                  E. Joseph Edell
                  Chief Executive Officer
                  500 Halls Mill Road
                  Freehold, New Jersey  07728
                  Phone No.: (732) 308-3000
                  Facsimile No.: (732) 761-2808

                  With a copy to:

                  Diane L. Mulligan, Esq.
                  Edell & Associates, P.C.
                  P.O. Box 2355
                  1776 On the Green, 8th Floor
                  Morristown, New Jersey  07962
                  Phone No.: (973) 605-1776
                  Fax No.: (973) 605-1812

      7. Prior Agreements

      This Agreement supersedes and replaces all prior understandings, arrangements and agreements of employment, if any, between the Company and Lederman.

      8. Assigns and Successors

      Subject to the limitations set forth below, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives and successors. This Agreement shall not be assignable by Lederman and shall only be


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

assignable by the Company to (i) any corporation or entity resulting from any reorganization, merger and/or consolidation of the Company with any other corporation and/or entity; or (ii) any corporation or entity to which the Company may sell all or substantially all of its assets. In addition, this Agreement shall remain in full force and effect and shall be binding upon any corporation or entity resulting from any reorganization, merger and/or consolidation of the Company with another corporation or entity and/or any corporation or entity that acquires all or substantially all of the Company's assets.

      9. Invalid or Unenforceable Provisions

      In the event any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect.

      10. Amendment

      This Agreement may be amended or modified only by a written instrument signed by both the Company and Lederman.

      11. Construction

      This Agreement shall be construed under the laws of the State of New Jersey. The parties agree and acknowledged that this Agreement is the result of negotiations between the parties and that the terms hereof shall not be construed against the party responsible for preparation of this Agreement.

      12. Headings

      Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.


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

      13. Waiver

      The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to thereafter insist upon strict adherence to that term or any other term of this Agreement.

      14. Effective Date

      The Effective Date of this Agreement is April 12, 2000.

      IN WITNESS WHEREOF, the parties hereunto set their hands and seal this 12th day of April 2000.

                                        THE COMPANY

                                        IVC INDUSTRIES, INC.

Attested:


By: /s/ Domenic N. Golato               By: /s/ E. Joseph Edell
   --------------------------------        -------------------------------------
   Domenic Golato                          E. Joseph Edell
   Secretary                               Chief Executive Officer

Seal

Witnessed by:                           EMPLOYEE


/s/ G.O. Morales                        /s/ William Lederman
-----------------------------------     -------------------------------------
Notary Public                           William Lederman


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